Exhibit 4.1
Form of Warrant

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON RESALE AND MAY NOT BE RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. of Shares: [●]	Warrant No. [●]

Warrant to Purchase Common Stock

of

MVP REIT II, Inc.

WARRANT

Dated: [●], 2016

This warrant (the "Warrant") certifies that [●] (sometimes herein called the "Holder") is entitled to purchase from MVP REIT II, Inc., a Maryland corporation (the "Company"), up to [●]1 shares of common stock, par value $0.0001 per share, of the Company (the "Shares"), following the occurrence of either (i) the listing of the Company's common stock (the "Common Stock") on a national securities exchange or (ii) a merger, sale of all or substantially all of the Company's assets or another transaction,  in which the Company's common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing Company common shares, options and warrants, as applicable (each a "Listing Event"), at a purchase price, per share, equal to 110% of the VWAP during the 20 Trading Days ending on the 90th day after the occurrence of a Listing Event; however, in no event shall such purchase price be less than $25 per share  (the "Exercise Price").

For purposes of this Warrant:

"Trading Day" shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"VWAP" shall mean, for any Trading Day, the volume-weighted  average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

1. Exercise. The purchase rights represented by this Warrant shall be exercisable at the Exercise Price, and during the period as follows:

(a) During the period beginning from the date hereof (the "Issue Date") to and through the 90th day following the occurrence of a Listing Event, inclusive, if any, the Holder shall have no right to purchase any Shares hereunder.

(b) At any time and from time to time between (i) the date that is 90 days after  the occurrence of a Listing Event, if any (such date, the "Initial Exercise Date"), and (ii) the fifth anniversary date of the Initial Exercise Date (such date, subject to proviso hereunder, the "Expiration Date"), inclusive, the Holder shall have the right to purchase all or any portion of the Shares at the Exercise Price; provided, however, that if, for whatever reason, a Listing Event does not occur within five years after the last, final closing date of the offering of the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, and Warrants by the Company (the "Final Closing Date"), this Warrant shall expire, without being exercisable by the holder hereof, and the Expiration Date shall be deemed to occur automatically, on the fifth anniversary date of the Final Closing Date.

(c) After the Expiration Date, the Holder shall have no right to purchase all or any portion of the Shares hereunder.

2. Payment for Shares; Issuance of Certificates.

(a) The purchase rights represented by this Warrant may be exercised at any time within the period specified in Section 1(b), in whole or in part, by: (i) the surrender of this Warrant for cancellation (with the purchase form at the end hereof properly completed and executed) at the principal executive office of the Company as set forth in Section 15 (or such other office or agency of the Company as it may designate by notice to the Holder pursuant to Section 15); and (ii) payment to the Company of the aggregate Exercise Price then in effect for the number of Shares specified in the above-mentioned purchase form, together with applicable stock transfer taxes, if any. This Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Warrant is surrendered and payment is made in accordance with the foregoing provisions of this Section 2(a), and the person or persons in whose name or names the certificates for the Shares purchased shall be issuable upon such exercise shall become the holder or holders of record of such Shares at that time and date.

(b)The certificates for the Shares purchased pursuant to an exercise of this Warrant pursuant to Sections 2(a) shall be delivered in book entry form only to the Holder within a reasonable time after the purchase rights represented by this Warrant shall have been so exercised.

(c) If this Warrant is exercised in part pursuant to Sections 2(a), the Company shall issue, in the name of the Holder, a new Warrant of like tenor (including all substantive provisions hereof) and representing in the aggregate rights to purchase the number of Shares as remain purchasable hereunder at such time after giving effect to such partial exercise, which issuance may be in book-entry form.

3. Transfer.

(a) This Warrant shall not be sold, assigned, pledged, hypothecated, encumbered or otherwise transferred or disposed of, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or the Shares purchasable hereunder (each, a "Transfer"), except that a Transfer of this Warrant may be effected to successors by operation of law of the Holder or with the prior consent of the Company.

(b) Any Transfer of this Warrant that is permitted by Section 3(a) shall be effected by the Holder by (i) executing the transfer form at the end hereof, and (ii) surrendering this Warrant for cancellation at the office or agency of the Company referred to in Section 2, accompanied by (A) a certificate (signed by an officer of the Holder or such other authorized representative reasonably satisfactory to the Company, if the Holder is an entity) stating that such Transfer is permitted under Section 3(a), and (B) an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the Shares or this Warrant, as the case may be, may be sold or otherwise transferred without registration under the Securities Act of 1933, as amended (the "Act").

(c) Upon any Transfer of this Warrant or any part thereof in accordance with the foregoing provisions of this Section 3, the Company shall issue, in the name or names specified by the Holder (including the Holder), a new Warrant or Warrants of like tenor (including all substantive provisions hereof) and representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder at such time.

1 Holder is entitled to warrant to acquire 30 shares of common stock for every $1,000 in Series A Preferred Stock purchased.

(d) This Warrant may not be exercised and neither this Warrant nor any of the Shares, nor any interest in either, may be the subject of a Transfer, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Each Warrant issued upon a Transfer or in replacement hereof shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant. Each certificate for Shares issued upon exercise of this Warrant, unless at the time of exercise such Shares are acquired pursuant to a registration statement that has been declared effective under the Act and applicable blue sky laws, shall, in addition to any legend required by the Maryland General Corporation Law and the Company's charter, bear a legend substantially in the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. MVP REIT II, INC. MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT."

Any certificate for any Shares issued at any time in exchange or substitution for any certificate for any Shares bearing such legend also shall bear such legend unless, in the opinion of counsel for the Company, the Shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 3(d) shall be binding upon all subsequent holders of certificates for Shares bearing the above legend and all subsequent holders of this Warrant, if any.

(e) Any attempted Transfer of this Warrant or any part thereof in violation of this Section 3 shall be null and void ab initio.

4. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Shares which may be purchased hereunder will, upon issuance and delivery against payment therefor of the requisite purchase price, be duly and validly issued, fully paid and nonassessable. The Company further covenants and agrees that, during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient amount of Common Stock to provide for the exercise of this Warrant.

5. No Voting or Dividend Rights. This Warrant shall not entitle the Holder to any voting rights or any other rights, including without limitation notice of meetings of other actions or receipt of dividends or other distributions, as a stockholder of the Company.

6. Adjustment of Exercise Price. The Exercise Price in effect at the time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) In case the Company shall, while this Warrant remains outstanding and unexpired, (i) declare a dividend or make a distribution on its outstanding Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, or (iv) enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation, conversion or recapitalization, then an appropriate adjustment in the number of Shares (or other securities for which such Shares have previously been exchanged or converted) purchasable under this Warrant shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares or other securities which, if this Warrant had been exercised by such Holder immediately prior to such date, the Holder would have been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization. For example, if the Company declares a two-for-one stock subdivision (split) and the Exercise Price hereof immediately prior to such event was $25.00 per Share and the number of Shares issuable upon exercise of this Warrant was 30, the adjusted Exercise Price immediately after such event would be $12.50 per Share and the adjusted number of Shares issuable upon exercise of this Warrant would be 60. Any such adjustment shall be made successively whenever any event listed above shall occur.

(b) Whenever any adjustment shall be made pursuant to Section 6(a), the Company shall promptly make a certificate signed by its Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer or Treasurer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificates to be sent to the Holder, and shall cause a certified copy thereof to be mailed to the Company's transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(c) If at any time, as a result of an adjustment made pursuant to the provisions of this Section 6, the Holder thereafter shall become entitled to receive upon exercise of this Warrant any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(a).

7. Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Warrant shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Warrant is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such changes as are necessary to make it valid and enforceable.

8.Ownership Limitation. This Warrant and the Shares are subject to restrictions on beneficial ownership and constructive ownership and transfer for, among other purposes, the purpose of the Company's maintenance of its qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended, as set forth in the Company's charter.

9. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Warrant or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York.  Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Binding Effect on Successors. In case of any consolidation of the Company with, or merger of the Company into, any other entity, or in case of any sale or conveyance of all or substantially all the assets of the Company, other than in connection with (i) a Listing Event or (ii) a plan of complete liquidation of the Company at any time prior to the Expiration Date or as a Liquidation Event, then the Company shall give written notice of consolidation, merger, sale or conveyance to the Holder and, from and after the effective time of such consolidation, merger, sale or conveyance, this Warrant shall represent, upon exercise, only the right to receive the consideration that would have been issuable in respect of the Shares purchasable under this Warrant in such consolidation, merger, sale or conveyance had this Warrant been exercised in full immediately prior to such effective time, and the Holder shall have no further rights under this Warrant other than the right to receive such consideration.  Notwithstanding the foregoing or anything else to the contrary contained herein, upon the occurrence of a Listing Event involving a merger, sale of all or substantially all of the Company's assets or another transaction, in each case, in which the Company's stockholders will receive, as consideration, stock that is listed on a national securities exchange, or options or warrants to acquire stock that is listed on a national securities exchange, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Listing Event, to assume the obligations of the Company with respect to this Warrant, with such adjustments to the Exercise Price and the securities covered hereby as may be necessary in order to preserve the economic benefits of this Warrant to the Holder.

11. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock in an amount equal to such fraction multiplied by the Exercise Price, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law or the bylaws of the Company.

12. Lost Warrant. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

13. Headings. The headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

14. Modification and Waiver. This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

15. Notices. Any notice or other communication required or contemplated by this Warrant shall be deemed to have been duly given if transmitted by registered or certified mail, return receipt requested, or nationally recognized overnight delivery service, to the Company at its principal executive office located at MVP REIT II, Inc., 12730 High Bluff Drive, Suite 110, San Diego, California 92130, Attention: Investor Relations, or to the Holder at the name and address set forth in the Warrant Register maintained by the Company.
 [Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

MVP REIT II, INC.

By:	/s/ Michael V. Shustek
Name:	Michael V. Shustek
Title:	Chief Executive Officer

Acknowledged and Agreed to
as of the date first written above:

[●]

By:
Name: [●]
Title: [●]

PURCHASE FORM

(To be signed only upon exercise of the foregoing Warrant)

The undersigned, the holder of the foregoing Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, _____________ shares (the "Purchased Shares") of Common Stock, par value $0.0001 per share, of MVP REIT II, Inc., for an Exercise Price (as defined in the foregoing Warrant) and which Exercise Price currently is $____ per Share, and either:

 tenders herewith payment of the aggregate Exercise Price in respect of the Purchased Shares in full, in the amount of $_________; and

 requests that the certificates for the Purchased Shares issued in the name(s) of, and delivered to _________________, whose address(es) is (are):

Dated: _________________

By:

Address Social Security or other identifying Number:

TRANSFER FORM

(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ______________________________ the right to purchase Shares as defined in, and represented by, the foregoing Warrant to the extent of __________ Shares, and appoints _________________________ attorney to transfer such rights on the books of MVP REIT II, Inc., with full power of substitution in the premises.

Dated: _________________

By:

Address

In the presence of:

____________________________________